Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of our report dated March 17, 2008, except for the effect of the restatement discussed in Note 3 to the consolidated financial statements, Note 1 to the financial statement schedule and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, for which the date is November 7, 2008, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Overstock.com, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2007.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Salt Lake City, Utah

December 3, 2008